Exhibit 10.3

SECOND AMENDMENT TO
KAMAN CORPORATION EMPLOYEES STOCK PURCHASE PLAN
(As Amended and Restated Through October 12, 2010)

THIS AMENDMENT made by Kaman Corporation for the purpose of amending the Kaman Corporation Employees Stock Purchase Plan,
WITNESSETH:
WHEREAS, Kaman Corporation (“Corporation”) originally adopted the Kaman Corporation Employees Stock Purchase Plan on February 28, 1989, which has been amended and restated from time to time, including most recently through October 12, 2010, and further amended by a First Amendment dated February 20, 2012 (as amended and restated, the “Plan”); and

WHEREAS, the Corporation reserved the right, in Section 21 of the Plan, to amend the Plan; and

WHEREAS, the Corporation now wishes to amend the Plan in the particulars set forth below; and

NOW, THEREFORE, the Corporation hereby amends the Plan as follows, as of February 19, 2013 in the following particulars:

1.    The first sentence of Section 4.8, Eligibility, is amended in its entirety to read as follows:

“Each employee of the Corporation and each of its designated subsidiaries, who customarily works over twenty (20) hours per week and has enrolled in the Plan prior to the commencement of an offering period in the manner prescribed from time to time by the Committee shall be eligible to participate in the Plan as of the commencement of such offering period.”
2.    Section 7, Deduction Changes, is amended in its entirety to read as follows:

“Section 7.     Deduction Changes. An employee may at any time increase or decrease the employee's payroll deduction by filing a Plan ''Change Form'', or its electronic equivalent. The change may not become effective sooner than the next pay period after receipt of the Change Form.”

3.    Section 9, Withdrawal of Funds, is amended in its entirety to read as follows:

“Section 9.     Withdrawal of Funds. An employee may at any time and for any reason permanently withdraw from participation in an offering. Following a withdrawal, the employee will receive the whole shares of Stock that were purchased, and shall also receive in cash the value of any fractional share (rounded to four decimal places) allocated to such employee as determined on the basis of the market value of such fractional share of Stock as soon as practicable following the next purchase of shares pursuant to the Plan. Partial withdrawals will not be permitted.

4.    The second sentence of Section 12, Dividends, is amended in its entirety to read as follows:

“A participating employee choosing to have dividends reinvested under this paragraph may terminate such election during an offering period by filing a written form, or its electronic equivalent, at the appropriate payroll location.”

EXCEPT AS AMENDED HEREIN, the terms, conditions and provisions of the Plan as amended are confirmed and remain unchanged.

IN WITNESS WHEREOF, Kaman Corporation has caused this Amendment to be executed on its behalf by its duly authorized officer this 21st day of February, 2013.

ATTEST:	KAMAN CORPORATION

/s/ Shawn G. Lisle	By: /s/ William C. Denninger
Shawn G. Lisle	William C. Denninger
Senior Vice President, General Counsel	Executive Vice President and Chief
and Assistant Secretary	Financial Officer